Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 13, 2021 (which includes an explanatory paragraph relating to AvePoint, Inc.’s (f/k/a Apex Technology Acquisition Corp.) ability to continue as a going concern), relating to the consolidated financial statements of AvePoint, Inc. (f/k/a Apex Technology Acquisition Corp.) which is contained in that Prospectus, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 21, 2021